Exhibit 99.1

CONTACT: The Wet Seal, Inc.

Investor Relations

949-699-4804

THE WET SEAL, INC. ANNOUNCES SIGNING OF FINANCING AGREEMENT AND

OPERATING RESULTS FOR ITS FISCAL 2004 FOURTH QUARTER AND YEAR

ENDED JANUARY 29, 2005; COMPANY ANNOUNCES SARBANES-OXLEY

COMPLIANCE OUTCOME AND FILING OF FORM 10-K

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—April 29, 2005—Specialty retailer The Wet Seal, Inc. (Nasdaq:WTSLA) announced today that it has entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the investors that participated in its January 2005 financing and certain other investors (the “Investors”).

Under the terms of the Securities Purchase Agreement, the Company will issue convertible preferred stock and warrants to acquire shares of the Company’s Class A common stock, and certain of the Investors will exercise all of their outstanding Series A Warrants and a pro rata portion of the outstanding Series B Warrants that were issued in the Company’s January 2005 financing. Those Investors who are lenders under the Company’s outstanding bridge financing facility have agreed to retire the facility through the application of the outstanding principal and interest owed thereunder, which is approximately $12.0 million, as partial consideration for the acquisition of the convertible preferred stock and the warrants. The remainder of the proceeds, which after transaction fees are approximately $18.0 million, will be used for general working capital purposes. In addition, on the closing date certain of the Investors will exercise a portion of their existing warrants which will result in the issuance of 3,359,997 shares of Class A common stock for an aggregate exercise price of approximately $6,410,000.

At the closing, the Company will issue to the Investors 24,600 shares of its Series C Preferred Stock (the “Preferred Stock”) for an aggregate purchase price of $24,600,000. The Preferred Stock will be convertible into 8,200,000 shares of the Company’s Class A common stock, reflecting an initial $3.00 per share conversion price. The Preferred Stock will not be entitled to any special dividend payments or mandatory redemption or voting rights. The Preferred Stock will have customary weighted-average anti-dilution protection for future stock issuances below the applicable per share conversion price.

The Company will also issue to the Investors new warrants (the “Warrants”) to purchase up to 7,500,000 shares of Class A common stock. The Warrants will be exercisable beginning six months following the closing and will be exercisable for up to five years from the date they become exercisable. The Warrants will have an initial exercise price equal to $3.68, reflecting the closing bid price of the Class A common stock on April 28, 2005. The Warrants will have customary anti-dilution protection for stock splits and similar corporate events.

Each Investor will be prohibited from converting any Preferred Stock or exercising any Warrants if as a result it, together with its affiliates, would own beneficially at any time more than 9.99% of the then total outstanding Class A Common Stock.

The Investors have agreed to waive all conditions to closing, other than the delivery of the securities against the payment of the purchase price. The Company intends to close the financing with the Investors on or before May 3, 2005.

The proceeds from the financing will enhance the Company’s balance sheet and provide additional working capital, thus facilitating its ability to purchase inventory and to continue its merchandising strategy.

The Company also announced today a net loss from continuing operations of $45.0 million, or $1.23 per share for the 13-week period ended January 29, 2005 as compared to a net loss from continuing operations of $13.3 million, or $0.44 per share for the same period a year ago. Operating results for the 13-week period ended January 29, 2005 included a charge of $16.4 million associated with the previously announced closing of approximately 150 Wet Seal stores. For the 52-week period ended January 29, 2005, the net loss from continuing operations was $191.3 million, or $5.68 per share, compared to a net loss from continuing operations of $38.8 million, or $1.30 per share. Operating results for the 52-week period ended January 29, 2005 included a non-cash asset impairment charge of $41.4 million, a non-cash charge for the establishment of a valuation allowance for deferred tax assets of $40.4 million, and the $16.4 million charge associated with the store closures. As previously announced, the Company restated its results of operations for the 13-week period and 52-week periods ended January 30, 2004 based on changes related to accounting for landlord tenant improvement allowances and rent holidays.

Net sales for the 13-week period ended January 29, 2005 decreased 16.7% to $119.2 million from $143.2 million for the same period a year ago. Comparable store sales from continuing operations for the 13-week period ended January 29, 2005 decreased 11.9% compared with a decline of 9.9% for the same period a year ago. For the 52-week period ended January 29, 2005, net sales, excluding the discontinued Zutopia division, were $435.6 million compared to $517.9 million for the same period a year ago. Comparable store sales from continuing operations for the 52-weeks ended January 29, 2005 declined 14.2% compared to a decline of 16.4% for the same period a year ago.

For the 13-week period ended January 29, 2004 the Company opened 1 Arden B. store, closed 55 Wet Seal stores and 2 Arden B. Stores. For the 52-week period ended January 29, 2005, the Company opened 6 Wet Seal stores and 2 Arden B. stores and closed 72 Wet Seal stores and 7 Arden B. stores. At January 29, 2005 the Company operated 408 Wet Seal stores and 94 Arden B. stores. The Company closed an additional 99 Wet Seal stores subsequent to year-end as part of its previously announced store closures.

Financial and Operating Summary for the 13-Week Period Ended January 29, 2005

Net sales for the 13-week period ended January 29, 2005 decreased 16.7% to $119.2 million from $143.1 million for the same period a year ago. This decrease in sales was primarily due to lower comparable store sales and, to a lesser extent, fewer stores in operation during the period. Comparable store sales decreased primarily as a result of a 23.0% decrease in transaction counts in our Wet Seal division. The decline in transaction counts was somewhat offset by an increase in the average dollar purchase in both divisions.

Cost of sales increased to 87.8% of sales for the 13-week period ended January 29, 2005 compared to 83.1% for the same period a year ago, primarily as a result of lower sales volume and markdowns related to store closures and inventory repositioning for continuing stores.

Selling, General and Administrative (SG&A) expenses decreased 6.4% to $42.6 million, or 35.8% of sales for the 13-week period ended January 29, 2005 compared to $45.7 million, or 31.9% of sales for the same period a year ago. Store level expenses decreased $4.7 million as a result of lower comparable store sales and fewer stores in operation. This decrease in store level expenses was somewhat offset by higher professional fees related to Sarbanes-Oxley compliance, severance costs associated with the Company’s former Chairman and CEO and President of its Wet Seal division and non-cash stock compensation charges. SG&A expenses increased as a percent to sales as a result of the spending noted above and lower sales volume.

The Company previously announced it would close approximately 150 Wet Seal stores as part of management’s effort to return the Company to profitability. The Company closed 153 stores and completed the store closings previously announced on March 5, 2005. For the 13-week period ending January 29, 2005 the Company recognized $16.4 million in store closure costs. The store closure costs consisted of $13.2 million for estimated lease termination costs and related expenses, a $4.4 million non-cash charge for the write down of these impaired assets to realizable value and a $1.2 million non-cash benefit for the write-off of deferred rent.

As a result of continued operating losses for our third and fourth quarters, it was determined that a triggering event occurred and the Company conducted an asset impairment review as of January 29, 2005. As a result of that review, the Company wrote off $1.0 million of impaired assets, including $0.3 million of goodwill related to the Wet Seal business.

For the 13-week period ended January 29, 2005, interest expense was $2.2 million, an increase of $2.5 million from the reported interest income for the same period a year ago. Interest expense increased as a result of the Company’s $8.0 million term loan outstanding for all of the fourth quarter this year versus none last year, its $10.0 million bridge facility placed during the fourth quarter this year and the Company’s sale of $56.0 million in convertible notes on January 14, 2005. Interest expense included the amortization of deferred financing costs associated with the initial placement of such debt and the write-off of $0.4 million of certain deferred financing costs associated with the modification of the Company’s bridge facility during the fourth quarter. In addition, lower average invested balances in marketable securities versus last year reduced investment income.

The Company discontinued recognizing income tax benefits in its results of operations until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. The Company did recognize a tax benefit of $1.7 million for the 13-week period ending January 29, 2005, as a result of writing-off income taxes payable related to prior years.

At January 29, 2005, the Company had cash and cash equivalents totaling $71.7 million, no outstanding borrowings under its senior secured credit facility, $8.0 million in long-term debt, and $11.8 million, net of unamortized discount of $44.3 million, in secured convertible notes. There were $25.4 million in outstanding letters of credit, primarily associated with merchandise purchases at January 29, 2005. At January 29, 2005, there was $24.6 million available for cash advances and/or letters of credit under the terms of the senior secured credit facility and the Company was in full compliance with its financial covenants.

As announced, the Company will retire its bridge loan provided by investors in the January 2005 financing. At April 29, 2005, the bridge loan and capitalized interest was approximately $12.0 million.

At January 29, 2005, inventory at cost totaled $18.4 million compared to $29.0 million at January 31, 2004, a decline of 36.8%. The decline in inventory was primarily due to inventory liquidations in closing stores and markdowns for inventory repositioning.

The Company used $72.6 million, including a $10.6 million federal tax refund, in operating activities for the 52-week period ended January 29, 2005 as compared to a use of $17.7 million for the same period a year ago. Cash flow from investing activities was $42.0 million. The Company liquidated $49.5 million of short-term investments and had capital expenditures for new stores and store remodels of $7.1 million. The Company had $93.0 million from financing activities, net of transaction costs, primarily as a result of the previously announced private placement of the Company’s Class A common stock ($25.6 million), placement of its tranche B term-loan ($8.0 million), bridge facility ($10.0 million) and sale of $56.0 million of secured convertible notes and warrants.

Fiscal 2005 Outlook

The Company is currently not providing any go forward estimates for operating results, however the following should be noted:

•	The Company expects to take a charge of approximately $6.1 million for the first quarter ended April 30, 2005 representing the estimated cash required for lease buyout costs and related expenses for its previously announced store closures.

•	The Company will continue to have significant non-cash stock compensation charges associated with stock grants to its current President and Chief Executive Officer, board of directors, employees and consultants.

•	As a result of the series of debt financings and related transaction costs during fiscal 2004, the Company will incur substantial interest charges for its fiscal year ending January 31, 2006. For fiscal 2005, the Company expects to incur interest expense of approximately $12.1 million for the Company’s fiscal year ending January 31, 2006. Approximately $10.8 million of projected interest expense will have no cash effect for the 52-week period ending January 31, 2006.

Sarbanes-Oxley Compliance Update

The Company conducted an evaluation of the effectiveness of the design and operation of its internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Based on its evaluation, management concluded that certain conditions exist that constitute “material weaknesses” in its internal control over financial reporting for the fiscal year ending January 29, 2005, as defined by the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2.

The conditions that led to the material weaknesses in its internal control over financial reporting are associated with 1) insufficient resources and level of technical accounting expertise within the Company’s financial closing and reporting functions and 2) lack of timely preparation, review and approval of account analysis and reconciliations for certain accounts. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

As a result, management will be unable to conclude that the Company’s internal controls over financial reporting are effective as of January 29, 2005. The material weaknesses identified above have resulted in an adverse opinion by the Company’s Independent Registered Public Accounting Firm, on the effectiveness of the Company’s internal control over financial reporting. However, the Company has received an unqualified opinion on its financial statements for the year ended January 29, 2005.

With the assistance of its reconstituted audit committee, management is committed to remediating these material weaknesses as expeditiously as possible.

Filing of Annual Report on Form 10-K

The Company previously announced it would file to extend the time required to file form 10-K by filing Form 12b-25 with the Securities and Exchange Commission. The request for extension was primarily due to the Company evaluating its accounting for landlord tenant improvement allowances and rent holidays and it completing its evaluation of internal controls under Section 404 of the Sarbanes-Oxley Act. The Company filed its 10-K today and was within the extended filing period.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 308 stores in 46 states, the District of Columbia and Puerto Rico, including 307 Wet Seal stores and 91 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

	Quarter Ended		Twelve Months Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004

		(As Restated)		(As Restated)
Net Sales	$119,216	$143,179	$435,582	$517,870
Gross Margin	14,567	24,197	57,918	97,350
S, G & A expense	42,652	45,657	161,856	159,181
Store closure costs	16,398	—	16,398	—
Asset impairment	989	—	41,378	—
Operating loss	(45,472)	(21,460)	(161,714)	(61,831)
Interest income (expense), net	(2,189)	361	(2,111)	1,550
Loss before taxes	(47,661)	(21,099)	(163,825)	(60,281)
Provision (benefit) for income taxes	(2,618)	(7,787)	27,509	(21,498)
Loss from Continuing Operations	(45,043)	(13,312)	(191,334)	(38,783)
Loss from Discontinued Operations	(2,745)	(4,363)	(6,967)	(8,300)
Net loss	$(47,788)	$(17,675)	$(198,301)	$(47,083)

Net loss per share, basic:
Continuing Operations	$(1.23)	$(0.44)	$(5.68)	$(1.30)
Discontinued Operations	$(0.08)	$(0.15)	$(0.21)	$(0.28)
Net loss	$(1.31)	$(0.60)	$(5.89)	$(1.58)

Net loss per share, diluted:
Continuing Operations	$(1.23)	$(0.44)	$(5.68)	$(1.30)
Discontinued Operations	$(0.08)	$(0.15)	$(0.21)	$(0.28)
Net loss	$(1.31)	$(0.60)	$(5.89)	$(1.58)

Weighted average shares outstanding, basic	36,396,070	30,041,114	33,698,912	29,748,888
Weighted average shares outstanding, diluted	36,396,070	30,041,114	33,698,912	29,748,888

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

	January 29, 2005	January 31, 2004
		(As Restated)
ASSETS
Cash and cash equivalents	$71,702	$13,526
Short-term investments	—	30,817
Income tax receivable	547	11,195
Merchandise inventory	18,372	29,054
Deferred tax charges	—	3,729
Other current assets	6,896	4,642
Current assets of discontinued operations	—	1,067
Total current assets	97,517	94,030
Property and equipment, net	53,991	115,349
Long-term investments	—	19,114
Deferred financing costs	4,836	—
Deferred taxes	—	25,552
Goodwill, net	5,984	6,323
Other assets	1,595	1,208
Non-current assets of discontinued operations	—	192
Total assets	$163,923	$261,768
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$10,435	$18,972
Accounts payable - other	9,941	10,157
Accrued liabilities	39,557	23,229
Income taxes payable	—	1,752
Bridge loan payable	10,577	—
Current liabilities of discontinued operations	—	1,353
Total current liabilities	70,510	55,463
Long-term debt	8,000	—
Secured convertible notes	11,811	—
Deferred rent	31,124	36,113
Other long-term liabilities	2,873	3,270
Non-current liabilities of discontinued operations	—	879
Total long-term liabilities	53,808	40,262
Total stockholders’ equity	39,605	166,043
Total liabilities and stockholders’ equity	$163,923	$261,768